Exhibit 99.1
MERCANTILE BANCORP ANNOUNCES INVESTMENTS
IN NEW CALIFORNIA AND GEORGIA BANKS
Quincy IL, July 24, 2007 — Mercantile Bancorp (AMEX: MBR) announced today it has expanded its strategic investments in de novo banks by taking equity positions in two newly created banking organizations in California and Georgia. The company said the aggregate amount being invested in the two opportunities is $2.6 million.
“We have been making strategic investments in other banking organizations for a number of years as an integral part of our growth strategy,” said Ted T. Awerkamp, President and Chief Executive Officer. “We believe these investments provide us with additional means of delivering increased value to our shareholders.”
Mercantile said it has purchased a 4.99 percent equity interest in Los Angeles-based Manhattan Bancorp (In Organization), a bank holding company that is the parent of Bank of Manhattan. Mercantile has invested $1.5 million by purchasing 149,700 shares at $10.00 per share. Bank of Manhattan is a community bank that intends to serve banking needs of the South Bay section of Los Angeles County California. Los Angeles County is the largest County by population in the nation. The South Bay portion of the county has a population of 1.3 million and is experiencing rapid growth in bank deposits. Bank of Manhattan is set to open July 30.
Mercantile has also acquired 112,275 shares of Brookhaven Bank (In Organization), headquartered in Atlanta, Georgia at a price of $10.00 per share. The total amount Mercantile has invested in Brookhaven amounts to $1.1 million. The investment represents a 4.99 percent equity interest. Brookhaven Bank is a Georgia-chartered bank that intends to focus primarily on serving the needs of businesses, professional organizations, and, to a lesser extent, retail-banking customers. Brookhaven’s principal market is DeKalb County, Georgia, a fast-growing and affluent section of the greater Atlanta metroplex. Brookhaven Bank is scheduled to open August 7.
Commenting further, Awerkamp stated. “We believe these investments fit in well with our overall growth strategy. They are both in rapidly growing areas of the nation. They have clearly defined business plans and goals. Perhaps most importantly, they have management with extensive banking experience in the markets they serve.”
“These new investments, combined with the others currently in our portfolio, provide us with a variety of options. At some point in the future, we may elect to monetize our investment and realize gains. We took this approach on two occasions in 2006 and one thus far in 2007. Alternatively, the possibility exists that these banks could become, over time, good acquisition opportunities. Our relationship may also stimulate their growth through our participation in loans that would otherwise be beyond their lending limits,” Awerkamp noted.
“Although these investments are a significant element of our strategy, they represent only a small part of our total capital — about 9 percent. Together with our core banking operations in Illinois, Missouri and Florida and strategic acquisitions of more mature banks, we believe we will be able to generate better returns than would be possible from our core operations alone,” The executive concluded.
About Mercantile Bancorp
Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding company with majority-owned subsidiaries consisting of three banks in Illinois, two banks in Missouri and one bank in each of Kansas and Florida, where the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. In addition, the Company has minority investments in nine community banks in Colorado, Missouri, Florida, Georgia, North Carolina and Tennessee. Further information is available on the company’s website at www.mercbanx.com.
This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements .
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